Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”) is effective as of July 10, 2026 (the “Effective Date”), and is made by and between FuboTV Inc. (formerly fuboTV Inc. and together with any successor thereto, the “Company”) and Alisa Bowen (“Executive”) (collectively referred to herein as the “Parties” or individually referred to as a “Party”).

RECITALS

A.	The Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

B.	Executive and the Company mutually desire that from and after the date hereof, Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive, and Executive shall be employed by the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) At-Will Employment. The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject specifically to the notice requirements of Section 3(b) of this Agreement, the termination provisions set forth in Section 3 of this Agreement and the severance payment provisions set forth in Section 4 of this Agreement). The “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement, as provided under any equity, deferred compensation or pension or welfare plans or agreements between the Parties or, otherwise agreed to in writing by the Company or as provided by applicable law. For purposes of this Agreement, the “Employment Period” means the period of time during which Executive is so employed with the Company pursuant to this Agreement.

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(c) Positions and Duties. During the Employment Period, Executive shall serve as Chief Executive Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Board of Directors of the Company (the “Board”) consistent with the position and title of Chief Executive Officer of a publicly traded company of the size and scope of the Company. In the performance of such duties, Executive shall report solely and directly to the Board. Executive shall perform such duties from the Company’s headquarters in New York, New York; provided, however, that the Company may from time to time require Executive to travel in connection with the Company’s business. During the Employment Period, Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees, other than as permitted in the following sentence) without the prior written consent of the Board. Notwithstanding the foregoing, Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal or family investments without such prior written consent; provided that such activities do not individually or in the aggregate materially interfere with the performance of Executive’s duties under this Agreement. During the Employment Period, Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case, as amended from time to time, and as delivered or made available to Executive (collectively, the “Policies” and, each, a “Policy”).

2. Compensation and Related Matters.

(a) Annual Base Salary. During the Employment Period, Executive shall receive an annual base salary at a rate of One Million Five Hundred Seventy-Five Thousand Dollars ($1,575,000) per annum. Executive’s base salary shall be paid in accordance with the customary payroll practices of the Company. Executive’s annual base salary shall be reviewed (and may be adjusted) from time to time by the Compensation Committee of the Board (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Annual Cash Bonus Opportunity. During the Employment Period, Executive shall be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation opportunity under such incentive program (the “Annual Bonus”) shall be targeted at one hundred twenty percent (120%) of Executive’s Annual Base Salary (such target, the “Target Annual Bonus”); provided that any Annual Bonus for 2026 shall be pro-rated based on the portion of the year Executive is employed with the Company. The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined and approved by the Board or the Compensation Committee of the Board (as applicable) in its sole discretion. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Sections 4(b) and 4(c) of this Agreement.

(c) Benefits. During the Employment Period, Executive shall be eligible to participate in each of the employee benefit plans maintained by the Company on the same basis as those benefits are generally made available to other executive officers of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

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(d) Vacation or Paid Time Off. During the Employment Period, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies.

(e) Business Expenses/Attorney’s Fees. The Company will reimburse Executive for Executive’s necessary and reasonable business expenses incurred during the Employment Period in connection with Executive’s duties upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. The Company will reimburse Executive for reasonable and documented legal expenses incurred in connection with entering into this Agreement (for clarity, including Exhibits hereto) up to $50,000.

(f) Equity Awards.

(i) On the Effective Date, Executive shall be granted an award of time-vesting restricted stock units (the “RSU Award”). The number of restricted stock units granted subject to the RSU Award shall equal Three Million Five Hundred Thousand Dollars ($3,500,000) divided by the closing price for a share of the Company’s Class A common stock (in regular trading) on The New York Stock Exchange on the Effective Date (or, if the Effective Date is not a trading day, as of the last trading day prior to the Effective Date), rounded to the nearest whole restricted stock unit. The RSU Award shall be subject to the terms and conditions of the Plan and the Restricted Stock Unit Award Agreement in the form attached hereto as Exhibit A (the “RSU Award Agreement”); provided that the “Vesting Commencement Date” (as such term is used in the RSU Award Agreement) for such award shall be the Effective Date.

(ii) When the Company grants annual equity awards for 2026 to its executive officers generally, the Company will grant Executive annual equity awards for 2026 that have, in the aggregate, a target grant date fair value of Eight Million Dollars ($8,000,000); provided that Executive is employed with the Company at the time such awards are granted. The target grant date fair value of the annual equity awards for 2026 will be determined by the Company in accordance with its regular equity award grant date valuation methodology. As to any such annual equity awards granted to Executive for 2026, the type(s) of awards granted to Executive, vesting terms (which may include time/service- and performance-based vesting requirements), and other award terms will be consistent with the annual equity awards for 2026 granted by the Company to its other executive officers generally.

(iii) Executive may be eligible for future awards, as determined in the sole discretion of the Board or Compensation Committee (as applicable), which award will be subject to the terms and conditions, including any performance or service vesting conditions, as determined by the Board or the Compensation Committee of the Board (as applicable) and set forth in the applicable award agreement.

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(g) Inducement Bonus. The Company shall pay Executive a one-time inducement bonus of One Million One Hundred Thousand Dollars ($1,100,000); provided that either (i) Executive remains employed with the Company from the Effective Date through December 31, 2026, or (ii) Executive’s employment with the Company terminates pursuant to Section 3(a)(iv) or Section 3(a)(v) of this Agreement prior to December 31, 2026 and Executive satisfies the applicable conditions to receive the severance benefits provided for in Section 4(b) or 4(c) of this Agreement. Such inducement bonus, if so earned, shall be paid on the Company’s first regular pay date in January 2027.

(h) Relocation. Executive agrees to relocate during 2026 to a residence that is proximate to the Company’s headquarters in New York, New York. The Company agrees to pay or reimburse Executive for Executive’s reasonable and customary costs incurred during 2026, and during or prior to the commencement of the Employment Period, to so relocate. The Company agrees to pay or reimburse Executive for Executive’s costs for reasonable and customary temporary housing (proximate to the Company’s headquarters in New York, New York) during the Employment Period and until such relocation occurs. Executive understands and acknowledges that the expenses contemplated by this Section 2(h) should generally be coordinated through and paid directly by the Company so that, to the extent feasible and practicable, they should be non-taxable. As to any such expenses incurred directly by Executive, Executive agrees to promptly submit to the Company customary documentation to support any such expenses to facilitate the Company’s reimbursement of such amounts no later than December 31, 2026, and the Company shall make any corresponding reimbursement payments promptly following its receipt of such documentation. Executive agrees to reasonably cooperate with the Company in connection with such relocation and temporary housing matters, and with any third-party provider retained by the Company to provide any such benefits. In the event that any payment or reimbursement provided by the Company pursuant to this Section 2(h) should be taxable to Executive, the Company shall provide a tax gross-up payment to Executive to cover the estimated income, FICA, Medicare or other payroll taxes on any such payment or reimbursement (including the estimated income, FICA, Medicare or other payroll taxes on the gross-up payment), and such gross-up amount shall be paid in the first quarter of 2027.

3. Termination. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason.

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

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(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) of this Agreement shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Executive. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company. The failure by either Party to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of the following (the “Accrued Obligations”): (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs, (iii) any expense reimbursements owed to Executive pursuant to Section 2(e) of this Agreement; and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs, policies or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4 of this Agreement, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices, directorships and other positions, if any, then held with the Company or any of its affiliates, including, if then applicable, her position as a member of the Board, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

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4. Severance Payments.

(a) Termination for Cause, or Termination Upon Death or Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) of this Agreement, as a result of Disability pursuant to Section 3(a)(ii) of this Agreement, for Cause pursuant to Section 3(a)(iii), or for Executive’s resignation from the Company without Good Reason pursuant to Section 3(a)(vi) of this Agreement, then Executive shall not be entitled to any payments or benefits, except for the Accrued Obligations as provided in Section 3(c) of this Agreement.

(b) Termination without Cause or Resignation from the Company with Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) of this Agreement, or pursuant to Section 3(a)(v) of this Agreement due to Executive’s resignation with Good Reason, and such termination does not occur during the Change in Control Period (as defined below), then, subject to Executive signing on or before the twenty-first (21st) day following Executive’s Separation from Service (as defined below) or in the event that such Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”)) on or before the forty-fifth (45th) day following Executive’s Separation from Service, and not revoking, a reasonable and customary general waiver and release of claims provided by the Company to Executive upon Executive’s Separation from Service (the “Release”), and Executive’s continued compliance with Section 5 of this Agreement, Executive shall receive, in addition to payments and benefits set forth in Section 3(c) of this Agreement, the following:

(i) an amount in cash equal to two (2) times the Annual Base Salary in effect as of the Date of Termination (or, in the event of Executive’s resignation for Good Reason due to a material reduction in Annual Base Salary, as in effect immediately prior to such reduction), payable, subject to Section 8(m)(ii) of this Agreement, in regular installments over the 24-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices; and

(ii) an amount of cash equal to (A) one hundred percent (100%) of Executive’s Target Annual Bonus for the fiscal year in which the Date of Termination occurs (which, in the event of a termination for Good Reason due to a material reduction in Annual Base Salary, shall be calculated using the Annual Base Salary as in effect immediately prior to such reduction), multiplied by (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs and the denominator of which is three hundred sixty-five (365). Any payment pursuant to this Section 4(b)(ii) of this Agreement shall be in lieu of any Annual Bonus payment that Executive would otherwise receive for the fiscal year in which the Date of Termination occurs. Any such pro-rated Annual Bonus, shall be paid to Executive in accordance with the Company’s normal payroll practices in a lump sum on the First Payment Date; and

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(iii) if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, one hundred percent (100%) of the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA, or (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in a net amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA, or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility); and

(iv) all unvested equity or equity-based awards held by Executive under any Company equity compensation plans that vest solely based on the passage of time shall immediately become one hundred percent (100%) vested (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable equity award agreement).

(c) Termination without Cause or Resignation from the Company with Good Reason During the Change in Control Period. In lieu of the payments and benefits set forth in Section 4(b) of this Agreement, in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), of this Agreement or due to Executive’s resignation with Good Reason pursuant to Section 3(a)(v) of this Agreement, in either case, within six (6) months prior or twenty-four (24) months following the date of a Change in Control (the “Change in Control Period”), subject to Executive signing on or before the twenty-first (21st) day following Executive’s Separation from Service or in the event that such Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the ADEA) on or before the forty-fifth (45th) day following Executive’s Separation from Service, and not revoking, the Release, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c) of this Agreement, the following:

(i) An amount in cash equal to two (2) times the Annual Base Salary in effect as of the Date of Termination (or, in the event of a termination for Good Reason due to a material reduction in Annual Base Salary, as in effect immediately prior to such reduction), payable (A) if such termination occurs within six (6) months prior to a Change in Control, subject to Section 8(m)(ii), in regular installments over the Severance Period in accordance with the Company’s normal payroll practices, or (B) if such termination occurs on or within twenty-four (24) months following the date of a Change in Control, in in a lump sum on the First Payment Date (as defined below); and

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(ii) an amount in cash equal to two (2) times the Target Annual Bonus for the fiscal year in which the Date of Termination occurs, payable in a lump sum on the later of (A) the First Payment Date or (B) the date of the Change in Control; provided that if the Date of Termination occurs prior to the date of the Change in Control and Executive has already received payment of a prorated Target Annual Bonus under Section 4(b)(ii), then the amount payable under this Section 4(c)(ii) shall be reduced by the amount of such prorated Target Annual Bonus paid in accordance with Section 4(b)(ii) (for clarity, such that no double-payment of such amount shall occur); and

(iii) the benefits set forth in Section 4(b)(iii) of this Agreement; and

(iv) all unvested equity or equity-based awards held by Executive under any Company equity compensation plans shall be treated as set forth in Section 4(b)(iv) of this Agreement.

(d) No Mitigation; No Offset. In the event of any termination of the Executive’s employment under this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain.

5. Restrictive Covenants.

(a) Restrictive Covenant Agreement. Executive shall promptly execute and deliver to the Company the Company’s current form of At-Will Employment, Confidential Information and Invention Agreement (the “Restrictive Covenant Agreement”). Executive acknowledges and agrees that the terms of the Restrictive Covenant Agreement are incorporated by reference herein. Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment and this Agreement for the periods set forth in the Restrictive Covenant Agreement.

(b) Nondisparagement. During the term of Executive’s employment with the Company and thereafter, neither Executive nor the members of the Board of Directors of the Company shall publicly and untruthfully disparage or defame the other Party, its affiliates or their current or former officers, directors, shareholders, partners, members or affiliates, in communications with investors, clients, potential clients, competitors, the media, or other persons with whom any of the above do business or may do business. Notwithstanding the foregoing, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or retaliation, or any other conduct that Executive has reason to believe is unlawful.

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(c) Return of Company Property; Passwords and Password-protected Documents. Upon the termination of Executive’s employment, Executive shall return to the Company in good working order (to the extent possible) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, provided that Executive may retain her personal copies of (i) her compensation records, (ii) materials distributed to shareholders generally and (iii) any written agreement to which Executive is a party. Executive will also deliver to the Company all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

(d) Reformation of Provisions. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(e) Remedies. It is expressly agreed that the Company and its subsidiaries and affiliates will or would suffer irreparable injury if Executive were to breach any of the provisions of this Section 5 and that the Company and its subsidiaries and affiliates would by reason of any such breach be entitled to injunctive relief in a court of competent jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages. The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to the Company and its subsidiaries and affiliates under this Agreement or otherwise. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all severance payments and benefits under Section 4(b) or 4(c) from Executive in the event of her breach of this Section 5.

(f) Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

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6. Certain Definitions. As used in this Agreement, the following terms are defined as set forth below in this Section 6:

(a) “Cause” means (i) Executive’s act of dishonesty in connection with Executive’s responsibilities as an employee; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement, or moral turpitude; (iii) Executive’s gross and willful misconduct that has a material adverse effect on the business or affairs of the Company, (iv) Executive’s unauthorized and intentional use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any material obligations under any material written agreement or covenant with the Company; (vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that Executive has refused to perform Executive’s duties and has failed to cure such non-performance to the Company’s reasonable satisfaction within thirty (30) business days after receiving such notice; or (vii) Executive’s willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Board has requested Executive’s cooperation. No act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that her action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. A purported termination of Executive’s employment for Cause shall not be effective and shall be deemed to be without Cause unless (x) the Company provides written notice to Executive of the facts alleged by the Company to constitute Cause and such notice is delivered to Executive no more than three hundred sixty-five (365) days after the Company has actual knowledge of such facts, (y) Executive has been given an opportunity of no less than thirty (30) days after receipt of such notice to cure the circumstances alleged to give rise to Cause, but only to the extent that such circumstances are reasonably curable, and (z) the final decision to terminate Executive for Cause is approved at a special meeting of the Board called specifically for such purpose.

(b) “Change in Control” shall have the meaning set forth in the Plan (as defined below), provided that a transaction or event shall not constitute a “Change in Control” for purposes of this Agreement unless such transaction or event occurs after the Effective Date. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d) “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) of this Agreement either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b) of this Agreement, whichever is earlier.

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(e) “Disability” means, with respect to Executive, the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined in good faith by a majority vote of the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(f) “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties, authority or responsibilities without Executive’s prior consent; (ii) a material reduction(s) in Executive’s Annual Base Salary; provided, that a reduction of less than or equal to five percent (5%) (or, if there is a reduction applicable to the management team generally, a reduction of less than or equal to ten percent (10%)) of the Executive’s Annual Base Salary will not be considered a material reduction in Executive’s Annual Base Salary; (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location; or (iv) the Company’s material breach of this Agreement, provided that, for the avoidance of doubt, any changes made by the Company to this Agreement required by applicable laws shall not result in a material breach of this Agreement (and Executive shall negotiate such changes in good faith). Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(g) “Plan” means the FuboTV Inc. 2020 Equity Incentive Plan or any successor plan.

7. Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 of this Agreement, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 7(b)) of this Agreement to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

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(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c) All determinations regarding the application of this Section 7 shall be made by a nationally recognized accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 7, the excess amount shall be returned promptly by Executive to the Company.

8. Miscellaneous Provisions.

(a) Governing Law; Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the State of New York, and where applicable, the laws of the United States. Any claims or legal actions by one Party against the other arising out of the relationship between the Parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in New York, New York, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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(c) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 3 through 8 of this Agreement will survive the termination of Executive’s employment and the termination of this Agreement.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business to the attention of the Chief Legal Officer, or such other address as either party may specify in writing.

(e) Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

(f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(g) Entire Agreement. The terms of this Agreement, and the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5 of this Agreement, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including the Prior Agreement and any other prior employment offer letter or employment agreement between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

(h) Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

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(i) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j) Arbitration.

(i) Agreement to Arbitrate. The Company and Executive hereby agree to resolve by final and binding arbitration any and all claims or controversies in any way arising out of, relating to or associated with Executive’s employment with the Company or any of its parents, affiliates, or subsidiaries, or the termination of such employment or any breach of this Agreement. This mutual agreement to arbitrate includes any claims that the Company may have against Executive, or that Executive may have against the Company or against any of its officers, directors, employees, agents, successors, or parent, subsidiary, or affiliated entities so long as such claim is related to Executive’s employment with the Company. The Company and Executive agree that arbitration, as provided for in this Agreement, shall be the exclusive forum for the resolution of any covered dispute between the Parties. The Company and Executive agree that their mutual agreement to arbitrate shall constitute sufficient consideration by each Party for the promises made in this Section 8(j).

(ii) Scope of Agreement. The claims covered by this Section 8(j) include, but are not limited to, claims for breach of any contract or covenant, express or implied; claims for breach of any fiduciary duty or other duty owed to Executive by Company or to Company by Executive; tort claims; claims for wages or other compensation due; claims for discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; and claims for violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Fair Labor Standards Act (“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Family and Medical Leave Act (“FMLA”) (collectively, “Arbitrable Disputes”). Notwithstanding the generality of the foregoing, this Agreement does not require arbitration of claims of sexual harassment or sexual assault, unless the Executive elects to arbitrate these claims.

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(iii) Procedure. Executive’s request to arbitrate must be directed to the Board at the Company’s principal place of business. A request submitted by the Company shall be sent to Executive at Executive’s address as reflected on the Company’s personnel records. Any arbitration shall be conducted before a single arbitrator of JAMS under the Employment Arbitration Rules and Procedures (the “Rules”) of JAMS then in effect. Executive can obtain a copy of the Rules on the website of JAMS, which is www.jamsadr.com and a copy will be provided to Executive upon request. JAMS has previously maintained the Rules at this URL: http://www.jamsadr.com/rules-employment-arbitration. The arbitration will be conducted in New York, New York, and Executive and the Company consent to jurisdiction and venue in New York, New York. If Executive is making a claim, the Company will pay any arbitration filing fee in excess of the amount Executive would have been required to pay (if any) to file the claim in court, and the Company will pay all of the arbitrator’s fees and other arbitration expenses. If the Company is making a claim, the Company will pay all filing fees and all expenses of the arbitration, including the arbitrator’s fees. Each Party shall bear its, his, or her own costs of legal representation; provided, however, if any Party prevails on a claim entitling the prevailing Party to attorneys’ fees and/or costs, the arbitrator may award reasonable fees and/or costs to the prevailing Party in accordance with such claim. The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator shall issue a written decision that reveals the essential findings and conclusions on which the decision is based, and the arbitrator’s decision shall be subject to such judicial review as is provided by law. The mutual agreement to arbitrate claims as set forth in this Section 8(j) is enforceable under and governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), but if the FAA is held not to apply to this Agreement for any reason, this mutual agreement to arbitrate claims shall be enforced under the laws of the State of New York.

(iv) Provisional Remedies. This Agreement does not limit the right of the Company or Executive to seek any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect the Company’s or Executive’s rights and interests pending the outcome of an arbitration, including but not limited to claims for breach of non-competition covenants, non-solicitation covenants, or non-disclosure or use of trade secrets or other confidential or proprietary information or other similar restrictive covenants. Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award, and shall be entitled to recover fees and costs associated with any such motion to compel arbitration or to enforce an arbitration award.

(v) Administrative Relief. This Section 8(j) does not limit Executive’s right to file an administrative charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), or any state agency charged with enforcement of fair employment practice laws, but Executive agrees to arbitrate under this Agreement all rights to any form of recovery or relief, including monetary or other damages. This agreement also does not apply to or cover claims for workers’ compensation benefits or compensation, claims for unemployment compensation benefits, or claims based upon an employee pension or benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, in which case the provisions of such plan shall apply.

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(vi) Governing Law. The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act. In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of New York, without reference to conflicts of law principles.

(vii) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Section 8(j) of this Agreement and fully understands it, including that EXECUTIVE EXPLICITLY WAIVES THE RIGHT TO TRIAL BY JURY, AND WAIVES THE RIGHT TO BRING ANY CLAIM AS PART OF OR IN CONNECTION WITH A CLASS OR COLLECTIVE ACTION LAWSUIT OR CLAIM. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

(k) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

(m) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

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(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 of this Agreement shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred. Executive will submit Executive’s reimbursement request promptly following the date the expense is incurred, and the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code. Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

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(n) Key Person Insurance. The Company shall have the right (but not the obligation) to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.

(o) Liability Insurance; Indemnification.

(i) The Company shall cover Executive under directors and officers liability insurance both during her employment with the Company and for a period of at least seven (7) years following the Date of Termination in the same amount and to the same extent, if any, as the Company covers its then-engaged directors and officers.

(ii) During Executive’s employment and after the Date of Termination, the Company shall indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of her duties as an employee of the Company and its affiliates, except to the extent of any loss resulting from such action or inaction that a proximate result of Executive’s fraud, bad faith, willful misconduct, gross negligence, a violation of applicable securities laws or a material breach of this Agreement by Executive.

(p) Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail unless the terms of such other agreement, plan, program, policy arrangement or document explicitly provides that its provisions are intended to supersede the terms of this Agreement and Executive consents in writing to such other agreement, plan, program, policy arrangement or document.

(q) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

(r) Clawback. The compensation payable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any Company clawback or recoupment policy approved by the Board from time to time which applies to the senior executives of the Company. The Company and Executive acknowledge that this Section 8(r) is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

(s) Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive acknowledges that she was represented by counsel of her own choosing in connection with the negotiation of this Agreement and that she has had sufficient time to, and has carefully read and fully understand all the provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

FUBOTV INC.

By:	/s/ Gina DiGioia
Name:	Gina DiGioia
Title:	Chief Legal Officer and Corporate Secretary

EXECUTIVE

/s/ Alisa Bowen
Alisa Bowen

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EXHIBIT A

FUBOTV INC.

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF RESTRICTED STOCK UNIT GRANT

Unless otherwise defined herein, the terms defined in the FuboTV Inc. 2020 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and all appendices and exhibits attached thereto (the “Award Agreement”).

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:	as listed on Carta

Address:	as listed on Carta

The undersigned Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:	as listed on Carta

Date of Grant:	as listed on Carta

Vesting Commencement Date:	as listed on Carta

Number of Restricted Stock Units:	as listed on Carta

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule: one-third of the Restricted Stock Units subject to the Award on each of the first, second, and third annual anniversaries of the Vesting Commencement Date, subject to Participant continuing to be a Service Provider through each such date.

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

Notwithstanding the foregoing, in the event Participant ceases to be a Service Provider the Restricted Stock Units are subject to accelerated vesting as and to the extent provided for in Participant’s Employment Agreement with the Company dated on or about the Date of Grant.

If the Company uses an electronic capitalization table system (such as E*Trade, Shareworks or Carta) and the fields in this Notice of Grant are blank or the information is otherwise provided in a different format electronically, the blank fields and other information will be deemed to come from the electronic capitalization system and is considered part of this Notice of Grant.

By Participant’s acceptance (whether in writing, electronically or otherwise, including an acceptance through an electronic capitalization table system used by FuboTV Inc. (the “Company”), Participant agrees that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	FUBOTV INC.

Signature	Signature

Print Name	Print Name

Title

Address:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant of Restricted Stock Units. The Company hereby grants to the individual (the “Participant”) named in the Notice of Grant of Restricted Stock Units of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through each applicable vesting date.

4. Payment after Vesting.

(a) General Rule. Subject to Section 8, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.

(b) Acceleration.

(i) Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

(ii) Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

(c) Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse Participant, or be otherwise responsible for, any taxes or costs that may be imposed on Participant as a result of Section 409A. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture Upon Termination as a Service Provider. Except as provided in the Notice of Grant, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.

6. Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

7. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Tax Obligations

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Employer or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b) Tax Withholding. When Shares are issued as payment for vested Restricted Stock Units, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such Tax Obligations are satisfied. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and such Restricted Stock Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such Tax Obligations are not delivered at the time they are due.

9. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

(a) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(b) all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(c) Participant is voluntarily participating in the Plan;

(d) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted;

(g) for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not such termination is later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law); and

(h) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

13. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, or other Service Recipient the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

15. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at FuboTV Inc., 1290 Avenue of the Americas, New York, NY 10104, or at such other address as the Company may hereafter designate in writing.

16. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

18. Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.

19. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.

20. Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21. Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

22. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

23. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

24. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

25. Governing Law; Venue; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of New York. For purposes of litigating any dispute that arises under these Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this Award Agreement is made and/or to be performed. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.

26. Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

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